CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our reports dated August 25, 2017, with respect to the financial statements of Wells Fargo High Yield Municipal Bond Fund, Wells Fargo Intermediate Tax/AMT-Free Fund, Wells Fargo Municipal Bond Fund, Wells Fargo Short-Term Municipal Bond Fund, Wells Fargo Strategic Municipal Bond Fund, and Wells Fargo Ultra Short-Term Municipal Income Fund, six of the funds comprising the Wells Fargo Funds Trust, as of June 30, 2017, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 31, 2018